Exhibit 99.1

July 21, 2014

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Alan Greer	Tamera Gjesdal	Cynthia Williams
Executive Vice President	Senior Vice President	Senior Executive Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3021	(336) 733-3058	(336) 733-1478

BB&T reports strong core results

Earnings reduced by mortgage and tax-related charges

WINSTON-SALEM, N.C. -- BB&T Corporation (NYSE: BBT) today reported second quarter 2014 net income available to common shareholders of $425 million, compared to $547 million earned in the second quarter of 2013. Earnings per diluted common share totaled $0.58 compared to $0.77 in the second quarter last year. The current quarter’s results were reduced by mortgage and tax-related reserve adjustments with an after-tax impact that totaled $88 million, or $0.12 per diluted share.

“While BB&T’s results for the second quarter were negatively affected by mortgage and tax-related charges, our core results were strong, including 7% annualized growth in average loans and 12% annualized growth in average deposits during the quarter. In addition, revenue grew 3% annualized compared to last quarter and credit quality continued to improve,” said Chairman and Chief Executive Officer Kelly S. King.

“Average loan growth was robust in nearly all loan portfolios,” said King. “Commercial lending was up across the board during the second quarter, with C&I up 10%, CRE – construction and development up 18%, and CRE – income producing properties up more than 3%. The sales finance portfolio increased 26% during the quarter and the other lending subsidiaries portfolio was up 12%, reflecting seasonally stronger demand.

“Average deposits increased 12% on an annualized basis during the second quarter, and noninterest-bearing deposits were up 14%. Deposit mix has continued to improve, and the cost of interest-bearing deposits dropped one basis point.

“Credit quality continued to improve in the second quarter,” said King. “Nonperforming assets, excluding covered assets, declined 7%. Net loan charge-offs fell to 0.40% of average loans and leases, excluding covered loans, which is 35 basis points lower than the same period of 2013 and is at its lowest level in seven years.

“We are also pleased to announce that BB&T completed the acquisition of 21 retail branches in Texas during the second quarter. This acquisition makes BB&T a top 20 bank in the state of Texas and will allow us to accelerate the growth of our franchise in this large and fast growing market. BB&T acquired $1.2 billion in deposits and $112 million in loans in connection with this acquisition.

“Late in the second quarter, BB&T was notified that its FHA-insured loan origination process would be the subject of an audit survey by the Department of Housing and Urban Development. While there are no findings from HUD at this time, in light of announcements made by other financial institutions related to the outcomes of similar audits and related matters and after further review of our exposure, we believe it is prudent to establish reserves in accordance with GAAP,” said King. “This has been an industry issue for many FHA originators, and we believe this is the appropriate course of action for BB&T.”

Second Quarter 2014 Performance Highlights

•	Average total loans and leases held for investment increased 7.2% on an annualized basis compared to the first quarter of 2014
o	Average C&I loans increased 10.0%
o	Average sales finance loans increased 25.5%
o	Average CRE – construction and development loans increased 18.3%
o	Average loans in the other lending subsidiaries group increased 12.4%
o	Average CRE – income producing properties loans increased 3.5%
o	Average direct retail loans increased approximately 8% adjusted for last quarter’s QM transfer

•	Taxable equivalent revenues were $2.3 billion for the second quarter, an annualized increase of 3.0% compared to the first quarter
o	Net interest margin was 3.43%, down nine basis points compared with the prior quarter due to lower rates on new loans and securities, and covered loan runoff
o	Mortgage banking income was $12 million higher than the prior quarter driven by an increase in residential mortgage loan production and sales
o	Bankcard fees and merchant discounts increased $8 million to a record $70 million

•	Average deposits increased $3.9 billion, or 12.4% annualized, compared to the prior quarter
o	Average noninterest-bearing deposits increased $1.2 billion, or 14.1%
o	Average interest-bearing deposit costs fell one basis point to 0.26%
o	Deposit mix continued to improve, with noninterest-bearing deposits representing 28.3% of total deposits compared to 25.8% in the same period of last year

•	Asset quality continued to improve
o	Nonperforming assets, excluding covered assets, decreased $70 million, or 7.1%
o	Net charge-offs, excluding covered, were 0.40% of average loans for the quarter, the lowest level since 2007
o	The allowance for loan loss coverage ratio, excluding covered loans, increased to 1.78 times nonperforming loans held for investment in the second quarter compared to 1.70 times in the first quarter

•	Capital levels remained strong across the board
o	Tier 1 common equity to risk-weighted assets was 10.2%
o	Tier 1 risk-based capital was 12.0%
o	Total capital was 14.3%
o	Basel III common equity tier 1 was 10.0%
o	Leverage capital remained strong at 9.5%
o	Tangible common equity to tangible assets was 7.7%

#-#-#

EARNINGS HIGHLIGHTS				Change	Change
(dollars in millions, except per share data)	Q2	Q1	Q2	Q2 14 vs.	Q2 14 vs.
	2014	2014	2013	Q1 14	Q2 13
Net income available to common shareholders	$425	$501	$547	$(76)	$(122)
Diluted earnings per common share	0.58	0.69	0.77	(0.11)	(0.19)

Net interest income - taxable equivalent	$1,378	$1,383	$1,452	$(5)	$(74)
Noninterest income	933	911	1,046	22	(113)
Total revenue	$2,311	$2,294	$2,498	$17	$(187)

Return on average assets (%)	1.04	1.29	1.27	(0.25)	(0.23)
Return on average risk-weighted assets (%)	1.37	1.71	1.68	(0.34)	(0.31)
Return on average common shareholders' equity (%)	8.03	9.87	11.39	(1.84)	(3.36)
Return on average tangible common shareholders'
equity (%)	12.74	15.81	19.12	(3.07)	(6.38)
Net interest margin - taxable equivalent (%)	3.43	3.52	3.70	(0.09)	(0.27)
Efficiency ratio (1) (%)	59.8	59.3	57.6	0.5	2.2

(1)	Excludes securities gains (losses), foreclosed property expense, amortization of intangible assets, merger-related and restructuring charges, the impact of FDIC loss share accounting, and other selected items. See non-GAAP reconciliations in the Quarterly Performance Summary.

Second Quarter 2014 compared to First Quarter 2014

Consolidated net income available to common shareholders for the second quarter of 2014 was $425 million, a decrease of $76 million compared to the first quarter of 2014. On a diluted per common share basis, earnings for the second quarter were $0.58, compared to $0.69 earned in the prior quarter. BB&T’s results of operations for the second quarter produced an annualized return on average assets of 1.04%, an annualized return on average risk-weighted assets of 1.37% and an annualized return on average common shareholders’ equity of 8.03%, compared to prior quarter ratios of 1.29%, 1.71% and 9.87%, respectively. BB&T’s return on average tangible common shareholders’ equity was 12.74% for the second quarter of 2014, compared to 15.81% for the prior quarter.

Financial results for the second quarter were negatively impacted by after-tax adjustments totaling $88 million, or $0.12 per diluted share, that were recorded in connection with the identification of potential exposures related to residential mortgage loans originated by BB&T and insured by the Federal Housing Administration (“FHA”), and in connection with certain new information that impacted a previously recorded income tax reserve. These adjustments are more fully described below.

In June 2014, BB&T received a letter from the U.S. Department of Housing and Urban Development, Office of Inspector General (“HUD-OIG”) stating that BB&T has been selected for an audit survey to assess BB&T’s compliance with FHA requirements related to the origination of loans insured by the FHA. In addition, HUD-OIG will evaluate BB&T’s compliance with FHA requirements related to the implementation of a quality control program associated with the origination of FHA-insured loans. While the outcome of the review process is unknown and the HUD-OIG has not asserted any claims, similar reviews and related matters with other financial institutions have resulted in cash settlements and other remedial actions. BB&T identified a potential exposure related to losses incurred by the FHA on defaulted loans that ranges from $25 million to $105 million and recognized an $85 million reserve during the second quarter, which had a $53 million negative impact on BB&T’s after-tax results of operations. The ultimate resolution of this matter is uncertain and the estimates of BB&T’s exposure are subject to the application of significant judgment and therefore cannot be predicted with certainty at this time.

In the second quarter of 2014, BB&T also recognized a $33 million adjustment related to its indemnification reserves for mortgage loans sold, which represents an increase in estimated losses that may be incurred on FHA-insured mortgage loans that have not yet defaulted. This adjustment had a $21 million negative impact on BB&T’s after-tax results of operations.

In June 2014, BB&T was also notified of a change in the Internal Revenue Service's stance related to an income tax position currently under examination. As a result, BB&T recognized a $14 million income tax adjustment in the second quarter of 2014.

Total revenues were $2.3 billion for the second quarter of 2014, an increase of $17 million compared to the prior quarter, which reflects an increase in noninterest income of $22 million, partially offset by a decrease in taxable-equivalent net interest income of $5 million. The increase in noninterest income includes a $12 million increase in mortgage banking income and smaller increases in bankcard fees and merchant discounts and checkcard fees.

The decrease in taxable-equivalent net interest income reflects a $10 million decrease in interest income, partially offset by a $5 million decrease in interest expense. Net interest margin was 3.43% for the second quarter, a decrease of nine basis points compared to the prior quarter. Average earning assets increased $2.8 billion, or 7.0% annualized, while average interest-bearing liabilities increased $1.1 billion, or 3.6% annualized. The annualized yield on the total loan portfolio for the second quarter was 4.45%, a 13 basis point decrease compared to the prior quarter, which primarily reflects lower yields on new loans and the impact of the quarterly reassessment of expected future cash flows on covered loans. The annualized fully taxable-equivalent (“FTE”) yield on the average securities portfolio for the second quarter was 2.43%, a decrease of five basis points compared to the prior quarter. This decrease primarily reflects duration adjustments on the securities portfolio.

The average annualized cost of interest-bearing deposits was 0.26%, a decline of one basis point compared to the prior quarter. This decrease was driven by an 11 basis point improvement in the cost of certificates and other time deposits. The average annualized rate paid on long-term debt was 2.38%, a decrease of 11 basis points compared to the prior quarter as the lower rates on first quarter debt issuances were in effect for the entire second quarter.

The provision for credit losses, excluding covered loans, for the second quarter was $83 million, an increase of $16 million compared to the prior quarter. Excluding covered loans, net charge-offs for the second quarter totaled $117 million, a decrease of $39 million compared to the prior quarter. Net charge-offs in the prior quarter were negatively impacted by a process change that resulted in accelerated recognition of charge-offs in the non-prime automobile lending portfolio. Excluding the reserve for unfunded lending commitments, the reserve release during the second quarter totaled $39 million compared to $80 million for the prior quarter.

Noninterest expense was $1.6 billion for the second quarter, an increase of $148 million compared to the prior quarter. This increase primarily reflects the impact of the adjustments totaling $118 million related to the previously described FHA loan exposures and a $27 million increase in personnel expense.

The provision for income taxes was $173 million for the second quarter, compared to $217 million for the prior quarter. This produced an effective tax rate for the second quarter of 26.6%, compared to 27.3% for the prior quarter. The decrease in the effective tax rate primarily reflects a higher level of federal tax credits and permanent tax differences relative to pre-tax earnings, which was partially offset by the tax charge previously mentioned.

Second Quarter 2014 compared to Second Quarter 2013

Consolidated net income available to common shareholders for the second quarter of 2014 was $425 million, a decrease of $122 million compared to the same quarter of 2013. On a diluted per common share basis, earnings for the second quarter of 2014 were $0.58 ($0.70 excluding the previously described adjustments), compared to $0.77 for the earlier quarter. BB&T’s results of operations for the second quarter of 2014 produced an annualized return on average assets of 1.04%, an annualized return on average risk-weighted assets of 1.37%, and an annualized return on average common shareholders’ equity of 8.03%, compared to prior year ratios of 1.27%, 1.68% and 11.39%, respectively. BB&T’s return on average tangible common shareholders’ equity was 12.74% for the second quarter of 2014, compared to 19.12% for the earlier quarter. The current quarter results were negatively impacted by the previously described adjustments.

Total revenues were $2.3 billion for the second quarter of 2014, a decrease of $187 million compared to the earlier quarter. The decrease in total revenues included a $74 million decrease in taxable-equivalent net interest income and a $113 million decrease in noninterest income.

Net interest margin was 3.43%, down 27 basis points compared to the earlier quarter. Average earning assets increased $3.9 billion, or 2.5%, while average interest-bearing liabilities decreased $1.7 billion, or 1.4%. The annualized yield on the total loan portfolio for the second quarter was 4.45%, a decrease of 45 basis points compared to the earlier quarter, which primarily reflects lower yields on new loans, the continued runoff of higher yielding covered loans, and the sale of a consumer lending subsidiary during the fourth quarter of 2013. The annualized FTE yield on the average securities portfolio for the second quarter was 2.43%, which was six basis points lower than the earlier period.

The average annualized cost of interest-bearing deposits was 0.26%, a decline of six basis points compared to the earlier quarter. This decrease was driven by a 20 basis point improvement in the cost of certificates and other time deposits and an improvement in deposit mix. The average annualized rate paid on long-term debt was 2.38%, a decrease of 85 basis points compared to the earlier quarter. This decrease was the result of lower rates on new issues during the last twelve months.

The $113 million decrease in noninterest income was the result of an $82 million decline in mortgage banking income, a $23 million decrease in net securities gains and an $11 million decrease in other income.

The provision for credit losses, excluding covered loans, declined $96 million, or 53.6%, compared to the earlier quarter due to improved credit quality. Net charge-offs, excluding covered loans, for the second quarter of 2014 were $98 million lower than the earlier quarter, a decline of 45.6%. Excluding the reserve for unfunded lending commitments, the reserve release was $39 million for the second quarter of 2014 compared to $61 million in the earlier quarter.

Noninterest expense was $1.6 billion for the second quarter of 2014, an increase of $55 million compared to the earlier quarter. This increase reflects the impact of $118 million in adjustments related to the previously described FHA-insured loan exposures, which were partially offset by decreases in personnel expense, merger-related and restructuring charges and professional services that totaled $35 million, $14 million and $13 million, respectively.

The provision for income taxes was $173 million for the second quarter of 2014 compared to $221 million for the earlier quarter. This produced an effective tax rate for the second quarter of 2014 of 26.6% compared to 27.7% for the earlier quarter. The decrease in the effective tax rate primarily reflects a higher level of federal tax credits and permanent tax differences relative to pre-tax earnings, which was partially offset by the tax charge previously mentioned.

REVENUE, NET OF PROVISION, IMPACT				Change	Change
FROM COVERED ASSETS (1)	Q2	Q1	Q2	Q2 14 vs.	Q2 14 vs.
(dollars in millions)	2014	2014	2013	Q1 14	Q2 13
Interest income ― covered loans	$73	$86	$121	$(13)	$(48)
Interest income ― covered securities	32	31	34	1	(2)
Total interest income	105	117	155	(12)	(50)
Provision for covered loans	9	7	11	2	(2)
FDIC loss share income, net	(88)	(84)	(85)	(4)	(3)
Net revenue after provision for covered loans	$26	$40	$81	$(14)	$(55)

FDIC loss share income, net
Offset to provision for covered loans	$(7)	$(5)	$(9)	$(2)	$2
Accretion due to credit loss improvement	(70)	(69)	(66)	(1)	(4)
Accretion for securities	(11)	(10)	(10)	(1)	(1)
	$(88)	$(84)	$(85)	$(4)	$(3)

(1)	Presents amounts related to covered loans, covered securities and the FDIC loss sharing asset recognized in the Colonial acquisition. Excludes all amounts related to other assets acquired and liabilities assumed.

Second Quarter 2014 compared to First Quarter 2014

Interest income on covered loans and securities was $12 million lower than the prior quarter. The decline was primarily the result of a $13 million decrease in interest income on covered loans, which reflects the results of the quarterly reassessment of expected future cash flows and lower average covered loan balances. The yield on covered loans for the second quarter was 16.77% compared to 18.65% in the prior quarter.

Second Quarter 2014 compared to Second Quarter 2013

Interest income on covered loans and securities for the second quarter of 2014 decreased $50 million compared to the earlier quarter primarily resulting from decreased interest income related to covered loans totaling $48 million. The decline in interest income related to covered loans primarily reflects lower average covered loan balances. The yield on covered loans for the second quarter of 2014 was 16.77% compared to 16.95% in the earlier quarter.

NONINTEREST INCOME				% Change	% Change
(dollars in millions)	Q2	Q1	Q2	Q2 14 vs.	Q2 14 vs.
	2014	2014	2013	Q1 14	Q2 13
				(annualized)
Insurance income	$422	$427	$426	(4.7)	(0.9)
Service charges on deposits	149	143	143	16.8	4.2
Mortgage banking income	86	74	168	65.0	(48.8)
Investment banking and brokerage fees and
commissions	92	88	99	18.2	(7.1)
Bankcard fees and merchant discounts	70	62	65	51.8	7.7
Trust and investment advisory revenues	55	54	49	7.4	12.2
Checkcard fees	52	47	51	42.7	2.0
Income from bank-owned life insurance	25	27	26	(29.7)	(3.8)
FDIC loss share income, net	(88)	(84)	(85)	19.1	3.5
Securities gains (losses), net	―	2	23	NM	(100.0)
Other income	70	71	81	(5.6)	(13.6)
Total noninterest income	$933	$911	$1,046	9.7	(10.8)

NM - not meaningful.

Second Quarter 2014 compared to First Quarter 2014

Noninterest income was $933 million for the second quarter, an increase of $22 million compared to the prior quarter. This increase was primarily driven by higher mortgage banking income, bankcard fees and merchant discounts, service charges on deposits and checkcard fees. These increases were partially offset by a decrease in insurance income. Mortgage banking income was $12 million higher than the prior quarter, reflecting higher gains on residential mortgage loan production and sales due to wider margins and increased volume. The increases in bankcard fees and merchant discounts, service charges on deposits and checkcard fees were primarily due to increases in underlying transaction volumes. The decrease in insurance income compared to the prior quarter primarily reflects a seasonal decrease in employee benefits commissions and lower performance-based commission income, which was partially offset by an increase in property and casualty insurance commissions.

Second Quarter 2014 compared to Second Quarter 2013

Noninterest income for the second quarter of 2014 declined $113 million, or 10.8%, compared to the earlier quarter. This decrease was primarily driven by declines in mortgage banking income, net securities gains and other income totaling $82 million, $23 million, and $11 million, respectively. The decrease in mortgage banking income reflects a decline in the volume of residential mortgage loan production and sales and tighter margins. The decrease in net securities gains reflects gains in the earlier quarter that totaled $23 million. The $11 million decrease in other income primarily reflects increased write-downs on affordable housing investments and decreased income from assets related to certain post-employment benefits, which is offset in personnel expense.

NONINTEREST EXPENSE				% Change	% Change
(dollars in millions)	Q2	Q1	Q2	Q2 14 vs.	Q2 14 vs.
	2014	2014	2013	Q1 14	Q2 13
				(annualized)
Personnel expense	$809	$782	$844	13.8	(4.1)
Occupancy and equipment expense	168	176	170	(18.2)	(1.2)
Loan-related expense	100	69	63	180.2	58.7
Professional services	34	33	47	12.2	(27.7)
Software expense	42	43	38	(9.3)	10.5
Regulatory charges	30	29	35	13.8	(14.3)
Outside IT services	31	27	21	59.4	47.6
Amortization of intangibles	23	23	27	―	(14.8)
Foreclosed property expense	10	9	12	44.6	(16.7)
Merger-related and restructuring charges, net	13	8	27	NM	(51.9)
Other expense	291	204	212	171.1	37.3
Total noninterest expense	$1,551	$1,403	$1,496	42.3	3.7

NM - not meaningful.

Second Quarter 2014 compared to First Quarter 2014

Noninterest expense was $1.6 billion for the second quarter of 2014, an increase of $148 million compared to the prior quarter. This increase was primarily driven by higher other expense, loan-related expense and personnel expense of $87 million, $31 million and $27 million, respectively. The increase in other expense and loan-related expense primarily reflects the adjustments related to FHA-insured loans originated by BB&T as previously described. The increase in personnel expense was primarily driven by an increase in production-related incentives and commissions and seasonally higher equity-based compensation for retirement eligible employees, partially offset by a decrease in fringe benefit expense that reflects seasonally higher social security and unemployment taxes in the first quarter.

Second Quarter 2014 compared to Second Quarter 2013

Noninterest expense for the second quarter of 2014 was $55 million higher than the same period of 2013. Other expense, loan-related expense and outside IT services increased by $79 million, $37 million and $10 million, respectively, compared to the earlier quarter. These increases in other expense and loan-related expense primarily reflect the impact of the adjustments related to the previously described FHA-insured loan exposures. The increase in outside IT services is primarily due to work related to the various system enhancement and replacement projects. These increases were partially offset by decreases in personnel expense, merger-related and restructuring charges and professional services totaling $35 million, $14 million and $13 million, respectively. The decrease in personnel expense reflects a $30 million decrease in qualified pension plan expense that was driven by lower amortization of net actuarial losses, and lower post-employment benefits expense, which is offset in other income. Merger-related and restructuring charges were $14 million lower than the same quarter of the prior year, primarily the result of optimization activities related to the Community Bank that were initiated in the earlier quarter. Professional fees were $13 million lower than the earlier quarter, which reflects lower legal fees and decreased expenses related to systems and process-related enhancements.

LOANS AND LEASES - average balances				% Change	% Change
(dollars in millions)	Q2	Q1	Q2	Q2 14 vs.	Q2 14 vs.
	2014	2014	2013	Q1 14	Q2 13
				(annualized)
Commercial and industrial	$39,397	$38,435	$38,359	10.0	2.7
CRE - income producing properties	10,382	10,293	9,864	3.5	5.3
CRE - construction and development	2,566	2,454	2,668	18.3	(3.8)
Direct retail lending	7,666	9,349	15,936	(72.2)	(51.9)
Sales finance	10,028	9,428	8,520	25.5	17.7
Revolving credit	2,362	2,357	2,268	0.9	4.1
Residential mortgage	32,421	30,635	23,391	23.4	38.6
Other lending subsidiaries	10,553	10,236	10,407	12.4	1.4
Total, excluding covered loans	115,375	113,187	111,413	7.8	3.6
Covered	1,739	1,874	2,858	(28.9)	(39.2)
Total loans and leases held for investment	$117,114	$115,061	$114,271	7.2	2.5

Average loans held for investment for the second quarter of 2014 increased $2.1 billion, or an annualized 7.2%, compared to the prior quarter. The increase in average loans held for investment was primarily driven by growth in the commercial and industrial, sales finance and other lending subsidiaries portfolios of $962 million, $600 million and $317 million, respectively. Growth in average loans held for investment was negatively impacted by continued runoff in the covered loan portfolio of $135 million, or 28.9% on an annualized basis.

Average residential mortgage loans increased $1.8 billion, and average direct retail lending loans decreased $1.7 billion compared to the prior quarter. The impact of the transfer of approximately $8.3 billion of closed-end, first and second lien position, residential mortgage loans in January 2014 from the direct retail lending portfolio to the residential mortgage lending portfolio was only partially reflected in average loan balances for the first quarter due to the timing of the transfer. Adjusted for the estimated impact of this transfer, average direct retail loans were up approximately 8% annualized and average residential mortgage loans were essentially flat compared to the prior quarter. This transfer was completed in order to facilitate compliance with a series of new rules related to mortgage servicing associated with first and second lien position mortgages collateralized by real estate.

Average commercial and industrial loans increased $962 million, or an annualized 10.0%, compared to the prior quarter, driven by growth in middle-market corporate and mortgage warehouse lending. The CRE – construction and development and CRE – income producing properties portfolios reported annualized growth rates of 18.3% and 3.5%, respectively. The average sales finance portfolio increased $600 million, or 25.5% annualized, based on continued strength in the prime automobile lending market.

Average other lending subsidiaries loans increased $317 million, or 12.4% annualized, compared to the prior quarter. This increase was driven by growth in the small ticket consumer finance portfolio, which totaled $186 million, or 26.0% on an annualized basis, along with growth in the insurance premium finance and non-prime automobile finance portfolios of $50 million and $43 million, respectively.

DEPOSITS - average balances				% Change	% Change
(dollars in millions)	Q2	Q1	Q2	Q2 14 vs.	Q2 14 vs.
	2014	2014	2013	Q1 14	Q2 13
				(annualized)
Noninterest-bearing deposits	$36,634	$35,392	$33,586	14.1	9.1
Interest checking	18,406	18,615	19,276	(4.5)	(4.5)
Money market and savings	48,965	48,767	48,140	1.6	1.7
Certificates and other time deposits	25,010	21,935	28,034	56.2	(10.8)
Foreign office deposits - interest-bearing	584	1,009	947	(168.9)	(38.3)
Total deposits	$129,599	$125,718	$129,983	12.4	(0.3)

Average deposits for the second quarter were $129.6 billion, a $3.9 billion increase, or 12.4% on an annualized basis, compared to the prior quarter. The previously described Texas branch acquisition had a nominal impact on average deposits as it was completed late in the second quarter. The growth in average deposits included a $3.1 billion increase in average certificates and other time deposits, a $1.2 billion increase in average noninterest-bearing deposits and a $198 million increase in average money market and savings deposits. This growth was partially offset by decreases in average interest checking and foreign office deposits - interest-bearing of $209 million and $425 million, respectively. Deposit mix remained relatively stable, with average noninterest-bearing deposits increasing slightly to 28.3% of total average deposits for the second quarter compared to 28.2% for the prior quarter.

The growth in average noninterest-bearing deposits was driven by increases in average commercial and retail accounts totaling $1.1 billion and $385 million, respectively. These increases were partially offset by a decrease in public funds accounts totaling $106 million. The increase in average certificates and other time deposits was driven by a $3.7 billion increase in commercial accounts, which was partially offset by decreases in retail and public funds accounts totaling $428 million and $179 million, respectively.

The cost of interest-bearing deposits was 0.26% for the second quarter, a decrease of one basis point compared to the prior quarter.

SEGMENT RESULTS				Change	Change
(dollars in millions)	Q2	Q1	Q2	Q2 14 vs.	Q2 14 vs.
Segment Net Income	2014	2014	2013	Q1 14	Q2 13
Community Banking	$222	$217	$194	$5	$28
Residential Mortgage Banking	(21)	63	97	(84)	(118)
Dealer Financial Services	63	35	59	28	4
Specialized Lending	60	59	68	1	(8)
Insurance Services	58	75	71	(17)	(13)
Financial Services	68	68	71	―	(3)
Other, Treasury and Corporate	28	61	16	(33)	12
Total net income	$478	$578	$576	$(100)	$(98)

Second Quarter 2014 compared to First Quarter 2014

Community Banking

Community Banking serves individual and business clients by offering a variety of loan and deposit products and other financial services. The segment is primarily responsible for acquiring and maintaining client relationships.

Community Banking net income was $222 million in the second quarter, a $5 million increase over the prior quarter. Segment net interest income increased $6 million, primarily driven by growth in average CRE, direct retail, and dealer wholesale loans, partially offset by lower funding spreads on deposits. Average loans grew $315 million, or 2.6% annualized, while noninterest bearing deposits grew $1.1 billion, or 13.4% on annualized basis. Noninterest income increased $21 million, primarily due to higher bankcard fees and merchant discounts, service charges on deposits and checkcard fees. The allocated provision for credit losses increased $19 million driven by loan growth and a moderation in the rate of improvement in credit trends related to the commercial loan portfolio compared to the prior quarter.

Residential Mortgage Banking

Residential Mortgage Banking retains and services mortgage loans originated by BB&T as well as those purchased from various correspondent originators. Mortgage loan products include fixed and adjustable-rate government guaranteed and conventional loans for the purpose of constructing, purchasing, or refinancing residential properties. Substantially all of the properties are owner-occupied.

Residential Mortgage Banking generated a net loss of $21 million in the second quarter of 2014 compared to net income of $63 million in the prior quarter. The allocated provision for credit losses reflected a net recovery of $1 million in the second quarter of 2014 compared to a net recovery of $20 million in the prior quarter. This primarily reflects a moderation in the rate of improvement in credit trends compared to the prior quarter. Noninterest expense increased $120 million compared to the prior quarter, which primarily reflects the impact of adjustments totaling $118 million related to the previously described FHA-insured loan exposures. The provision for income taxes was $50 million lower than the prior quarter primarily due to lower pre-tax income.

Dealer Financial Services

Dealer Financial Services primarily originates loans to consumers for the purchase of automobiles. These loans are originated on an indirect basis through approved franchised and independent automobile dealers throughout BB&T’s market area through BB&T Dealer Finance, and on a national basis through Regional Acceptance Corporation. Dealer Financial Services also originates loans for the purchase of recreational and marine vehicles and provides financing and servicing to dealers for their inventories.

Dealer Financial Services net income was $63 million in the second quarter of 2014, an increase of $28 million compared to the prior quarter. The allocated provision for credit losses decreased $42 million primarily due to a process change that resulted in accelerated recognition of charge-offs in the nonprime automobile lending portfolio in the prior quarter. Dealer Financial Services grew average loans by $519 million, or 18.4% on an annualized basis, compared to the prior quarter.

Specialized Lending

BB&T’s Specialized Lending segment consists of businesses that provide specialty finance alternatives to commercial and consumer clients including: commercial finance, mortgage warehouse lending, tax-exempt financing for local governments and special-purpose districts, equipment leasing, full-service commercial mortgage banking, commercial and retail insurance premium finance, dealer-based financing of equipment for consumers and small businesses, and direct consumer finance.

Specialized Lending net income was $60 million in the second quarter of 2014, an increase of $1 million over the prior quarter. Segment net interest income increased $5 million driven by higher mortgage warehouse, small ticket consumer finance, insurance premium finance and commercial mortgage loan balances, partially offset by lower credit spreads. The allocated provision for credit losses increased $4 million driven by loan growth. Specialized Lending grew average loans by $748 million, or 20.5% on an annualized basis, compared to the prior quarter.

Insurance Services

BB&T’s insurance agency / brokerage network is the sixth largest in the United States and in the world. Insurance Services provides property and casualty, life, and health insurance to business and individual clients. It also provides small business and corporate products, such as workers compensation and professional liability, as well as surety coverage and title insurance. In addition, Insurance Services underwrites a limited amount of property and casualty coverage.

Insurance Services net income was $58 million in the second quarter of 2014, a decrease of $17 million compared to the prior quarter. Insurance Service’s noninterest income decreased $7 million, which primarily reflects a seasonal decrease in employee benefits commissions and lower performance-based commission income, partially offset by an increase in property and casualty insurance commissions. The first quarter results included $23 million due to an improved process used to estimate commission income. Noninterest expense increased $6 million driven by higher performance-based incentives.

Financial Services

Financial Services provides personal trust administration, estate planning, investment counseling, wealth management, asset management, employee benefits services, corporate banking and corporate trust services to individuals, corporations, institutions, foundations and government entities. In addition, Financial Services offers clients investment alternatives, including discount brokerage services, equities, fixed-rate and variable-rate annuities, mutual funds and governmental and municipal bonds through BB&T Investment Services, Inc. The segment also includes BB&T Securities, a full-service brokerage and investment banking firm, the Corporate Banking Division, which originates and services large corporate relationships, syndicated lending relationships, and client derivatives, and BB&T Capital Partners, which manages the company’s SBIC private equity investments.

Financial Services net income was $68 million in the second quarter of 2014, flat compared to the prior quarter. Noninterest income increased $12 million, primarily the result of higher investment banking fees and higher income from SBIC private equity investments. Noninterest expense increased $15 million compared to the prior quarter driven by higher personnel and legal expense. Financial Services continues to generate significant loan growth, with Corporate Banking’s average loan balances increasing $783 million, or an annualized 38.1%, over the prior quarter, while BB&T Wealth’s average loan balances increased $99 million, or 40.6% on an annualized basis.

Other, Treasury & Corporate

Net income in Other, Treasury & Corporate can vary due to the changing needs of the Corporation, including the size of the investment portfolio, the need for wholesale funding, and income received from derivatives used to hedge the balance sheet.

In the second quarter of 2014, Other, Treasury & Corporate generated net income of $28 million, a decrease of $33 million from the prior quarter. Segment net interest income decreased $23 million, which primarily reflects the impact of the quarterly reassessment of expected future cash flows on the covered loan portfolio. Noninterest income decreased $13 million, primarily due to lower securities gains in the investment portfolio, lower FDIC loss share income and increased write-downs on affordable housing investments. The allocated provision for credit losses reflected a net recovery of $7 million in the current quarter compared to a net recovery of $18 million in the prior quarter. This change primarily reflects a $5 million increase in the reserve for unfunded lending commitments in the current quarter compared to a $9 million net reserve release in the prior quarter.

Second Quarter 2014 compared to Second Quarter 2013

Community Banking

Community Banking net income was $222 million in the second quarter of 2014, an increase of $28 million over the earlier quarter. The allocated provision for credit losses decreased $73 million driven by lower business and consumer loan charge-offs. The $48 million decrease in noninterest expense was primarily attributable to lower personnel, occupancy and equipment and restructuring expense. Segment net interest income decreased $37 million, primarily due to lower yields on new loans and lower funding spreads earned on deposits, partially offset by improvements in deposit mix. Intersegment net referral fees decreased $22 million driven by lower mortgage banking referrals. Allocated corporate expenses increased $24 million driven by internal business initiatives.

Residential Mortgage Banking

Residential Mortgage Banking generated a net loss of $21 million in the second quarter of 2014 compared to net income of $97 million in the earlier quarter. Segment net interest income decreased $25 million, primarily the result of lower credit spreads on loans. Noninterest income decreased $83 million driven by lower gains on residential mortgage loan production and sales due to significantly lower mortgage loan originations and tighter pricing due to competitive factors. Noninterest expense increased $108 million, which primarily reflects the impact of adjustments totaling $118 million related to the previously described FHA-insured loan exposures. The allocated provision for credit losses was a net recovery of $1 million in the current quarter compared to a $30 million provision in the earlier quarter, which reflects an improvement in credit trends compared to the earlier quarter. The provision for income taxes was $71 million lower than the earlier quarter primarily due to lower pre-tax income.

Dealer Financial Services

Dealer Financial Services net income was $63 million in the second quarter of 2014, an increase of $4 million over the earlier quarter, primarily due to a decrease in the allocated provision for credit losses. The allocated provision for credit losses decreased $10 million reflecting improved loss frequency in the prime automobile lending portfolio compared to the earlier quarter. Dealer Financial Services grew average loans by $1.2 billion, or 11.1%, compared to the earlier quarter.

Specialized Lending

Specialized Lending net income was $60 million in the second quarter of 2014, a decrease of $8 million from the earlier quarter. Segment net interest income decreased $39 million compared to the earlier quarter, which primarily reflects the sale of a consumer lending subsidiary in the fourth quarter of 2013. The sale of this subsidiary also had a beneficial impact on the allocated provision for credit losses, which decreased $15 million. Noninterest expense decreased $12 million driven by lower personnel, occupancy and equipment, loan processing and professional services expense. Small ticket consumer finance, equipment finance, governmental finance and commercial mortgage businesses experienced strong growth compared to the earlier quarter.

Insurance Services

Insurance Services net income was $58 million in the second quarter of 2014, a decrease of $13 million compared to the earlier quarter primarily due to higher noninterest expense of $17 million driven by higher salary and performance-based incentives.

Financial Services

Financial Services net income was $68 million in the second quarter of 2014, a decrease of $3 million from the earlier quarter. Segment net interest income decreased $5 million, primarily due to lower credit spreads on loans and funding spreads on deposits. Noninterest expense increased $8 million compared to the earlier quarter, driven by higher occupancy and equipment, professional services, sub-advisory fee, and litigation-related expense. The allocated provision for credit losses decreased $10 million, reflecting improved loss frequency in the large corporate loan portfolio as the result of improved credit metrics. Financial Services continues to generate significant loan growth, with Corporate Banking’s average loan balances increasing $1.7 billion, or 22.9%, over the earlier quarter while BB&T Wealth’s average loan balances increased $195 million, or 22.2%.

Other, Treasury & Corporate

In the second quarter of 2014, Other, Treasury & Corporate generated net income of $28 million, an increase of $12 million over the earlier quarter. Segment net interest income increased $36 million primarily due to an increase in the size of the investment portfolio and lower corporate borrowing costs. Intersegment net referral fee expense decreased $25 million as the result of a lower level of mortgage banking referral income that was allocated to both the Community Banking and Financial Services segments. Allocated corporate expenses decreased $33 million compared to the earlier quarter. The allocated provision for credit losses was a net recovery of $7 million in the current quarter compared to a net recovery of $52 million in the earlier quarter, which primarily reflects a reduction in the unallocated allowance for credit losses in the earlier quarter based on continued improvement in credit trends. Noninterest income decreased $34 million primarily due to lower securities gains in the investment portfolio, lower FDIC loss share income and increased write-downs on affordable housing investments.

CAPITAL RATIOS (1)
	Q2	Q1	Q4	Q3	Q2
	2014	2014	2013	2013	2013
Risk-based:
Tier 1 common equity to risk-weighted assets (%) (2)	10.2	10.2	9.9	9.4	9.3
Tier 1 (%)	12.0	12.1	11.8	11.3	11.1
Total (%)	14.3	14.6	14.3	13.9	13.9
Basel III common equity Tier 1, estimated (%) (2)	10.0	10.0	9.7	9.2	9.0
Leverage (%)	9.5	9.5	9.3	9.0	8.8
Tangible common equity to tangible assets (%) (2)	7.7	7.6	7.3	6.9	6.8

(1)	Regulatory capital ratios are preliminary.
(2)	Tangible common equity, Tier 1 common equity, Basel III common equity Tier 1 and related ratios are non-GAAP measures. See the calculations and management's reasons for using these measures in the Capital Information – Five Quarter Trend of the Quarterly Performance Summary.

BB&T’s capital levels remained strong at June 30, 2014. BB&T declared total common dividends of $0.24 during the second quarter of 2014, which resulted in a dividend payout ratio of 40.7%.

BB&T’s estimated common equity Tier 1 ratio under Basel III, on a fully-phased in basis, was approximately 10.0% at June 30, 2014, based on management’s interpretation of the final rules adopted July 2, 2013 by the Federal Reserve Board that established a new comprehensive capital framework for U.S. banking organizations.

Based on management’s interpretation of proposed rules that will be effective January 1, 2015, BB&T’s liquidity coverage ratio was approximately 93% at June 30, 2014, compared to the regulatory minimum of 80%. In addition, the liquid asset buffer, which is defined as high quality unencumbered liquid assets as a percentage of total assets, was 16% at June 30, 2014.

ASSET QUALITY (1)				Change	Change
(dollars in millions)	Q2	Q1	Q2	Q2 14 vs.	Q2 14 vs.
	2014	2014	2013	Q1 14	Q2 13
Total nonperforming assets	$916	$986	$1,276	$(70)	$(360)
Total loans 90 days past due and still accruing	357	410	369	(53)	(12)
Total loans 30-89 days past due	942	858	1,043	84	(101)
Allowance for loan and lease losses	1,499	1,538	1,775	(39)	(276)
Total performing TDRs	1,691	1,668	1,680	23	11

Nonperforming loans and leases as a percentage of total
loans and leases (%)	0.70	0.78	0.99	(0.08)	(0.29)
Nonperforming assets as a percentage of total assets (%)	0.49	0.54	0.71	(0.05)	(0.22)
Allowance for loan and lease losses as a percentage of
loans and leases held for investment (%)	1.27	1.34	1.57	(0.07)	(0.30)
Net charge-offs as a percentage of average loans and
leases (%) annualized	0.40	0.55	0.75	(0.15)	(0.35)
Ratio of allowance for loan and lease losses to net
charge-offs (times) annualized	3.19	2.42	2.07	0.77	1.12
Ratio of allowance for loan and lease losses to
nonperforming loans and leases held for
investment (times)	1.78	1.70	1.55	0.08	0.23

(1)	Excludes amounts related to covered assets and government guaranteed GNMA mortgage loans that BB&T has the right but not the obligation to repurchase. See footnotes on the Credit Quality pages of the Quarterly Performance Summary for additional information.

Nonperforming assets, excluding covered foreclosed real estate, decreased $70 million during the quarter ended June 30, 2014. This decrease included declines in nonperforming loans and leases and foreclosed property of $62 million and $8 million, respectively. At June 30, 2014, nonperforming loans and leases represented 0.70% of total loans and leases, excluding covered assets, compared to 0.78% at March 31, 2014.

Loans 30-89 days past due and still accruing, excluding government guaranteed GNMA mortgage loans that BB&T has the right but not the obligation to repurchase, totaled $942 million at June 30, 2014, an increase of $84 million compared to the prior quarter primarily due to seasonal increases in other lending subsidiaries. Loans 90 days or more past due and still accruing totaled $357 million at June 30, 2014, a decrease of $53 million compared to the prior quarter that was primarily driven by a decrease in delinquencies on government guaranteed residential mortgage loans.

Total performing TDRs were $1.7 billion at June 30, 2014, an increase of $23 million compared to March 31, 2014. Performing TDRs include government guaranteed performing TDRs of $438 million, which were up $47 million compared to the prior quarter.

Excluding covered loans, net charge-offs during the second quarter totaled $117 million, a decrease of $39 million compared to the prior quarter. The first quarter of 2014 had $23 million of charge-offs that resulted from accelerated recognition of charge-offs in the non-prime automobile lending portfolio. As a percentage of average loans and leases, annualized net charge-offs excluding covered loans decreased to 0.40%, compared to 0.55% (0.47% adjusted) in the prior quarter. Net charge-offs as a percentage of average loans and leases are at their lowest level since 2007.

Excluding covered loans, the allowance for loan and lease losses was $1.5 billion, a decrease of $39 million compared to the prior quarter. As of June 30, 2014, the allowance for loan and lease losses was 1.27% of total loans and leases held for investment, excluding covered loans, compared to 1.34% at March 31, 2014. The decline in the allowance as a percentage of total loans reflects improvement in the overall quality of the loan portfolio. The allowance for loan and lease losses was 1.78 times nonperforming loans and leases held for investment, excluding covered loans, compared to 1.70 times at March 31, 2014. At June 30, 2014, the allowance for loan and lease losses was 3.19 times annualized net charge-offs excluding covered loans, compared to 2.42 times at March 31, 2014.

Earnings presentation and Quarterly Performance Summary

To listen to BB&T’s live second quarter 2014 earnings conference call at 8 a.m. (ET) today, please call 1-888-632-5009 and enter the participant code 5184622. A presentation will be used during the earnings conference call and is available on our website at www.bbt.com. Replays of the conference call will be available by dialing 888-203-1112 (access code 4313363) until August 21, 2014.

The presentation, including an appendix reconciling non-GAAP disclosures, is available at www.bbt.com.

BB&T’s second quarter 2014 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T’s website at www.bbt.com.

About BB&T

As of June 30, 2014, BB&T is one of the largest financial services holding companies in the U.S. with $188 billion in assets and market capitalization of $28.4 billion. Based in Winston-Salem, N.C., the company operates 1,844 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by J.D. Power and Associates, the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.bbt.com.

#-#-#

Capital ratios are preliminary. Credit quality data excludes covered and government guaranteed loans where applicable.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). BB&T’s management uses these “non-GAAP” measures in their analysis of the Corporation’s performance and the efficiency of its operations. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T’s management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•	Tangible common equity, Tier 1 common equity and related ratios are non-GAAP measures. The return on average risk-weighted assets is a non-GAAP measure. The Basel III common equity Tier I ratio reflects management’s interpretation of the regulatory requirements, which is subject to change. BB&T's management uses these measures to assess the quality of capital and believes that investors may find them useful in their analysis of the Corporation.
•	Asset quality ratios have been adjusted to remove the impact of acquired loans and foreclosed property covered by FDIC loss sharing agreements from the numerator and denominator of these ratios. Management believes that their inclusion may result in distortion of these ratios such that they might not be comparable to other periods presented or to other portfolios that were not impacted by purchase accounting.
•	Fee income and efficiency ratios are non-GAAP in that they exclude securities gains (losses), foreclosed property expense, amortization of intangible assets, merger-related and restructuring charges, the impact of FDIC loss share accounting and other selected items. BB&T’s management uses these measures in their analysis of the Corporation’s performance. BB&T’s management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrating the effects of significant gains and charges.
•	Return on average tangible common shareholders’ equity is a non-GAAP measure that calculates the return on average common shareholders’ equity without the impact of intangible assets and their related amortization. This measure is useful for evaluating the performance of a business consistently, whether acquired or developed internally.
•	Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of interest income and funding costs associated with loans and securities acquired in the Colonial acquisition. BB&T’s management believes that the exclusion of the generally higher yielding assets acquired in the Colonial acquisition from the calculation of net interest margin provides investors with useful information related to the relative performance of the remainder of BB&T’s earning assets.

•	Diluted EPS has been adjusted to exclude the impact of certain adjustments. BB&T’s management believes these adjustments increase comparability of period-to-period results and uses these measures to assess performance and believes investors may find them useful in their analysis of the Corporation.
•	Adjusted net charge-offs and the adjusted ratio of net charge-offs to average loans are non-GAAP measures that adjust net charge-offs to exclude the impact of a process change that resulted in accelerated recognition of charge-offs in the non-prime automobile lending portfolio during the quarter ended March 31, 2014. BB&T’s management believes these adjustments increase comparability of period-to-period results and believes that investors may find them useful in their analysis of the Corporation.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in BB&T’s Second Quarter 2014 Quarterly Performance Summary, which is available on BB&T’s website at www.bbt.com/financials.html.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of BB&T that are based on the beliefs and assumptions of the management of BB&T and the information available to management at the time that these disclosures were prepared. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” “could,” and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Such factors include, but are not limited to, the following:

•	general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit, insurance or other services;
•	disruptions to the credit and financial markets, either nationally or globally, including the impact of a downgrade of U.S. government obligations by one of the credit ratings agencies and the adverse effects of recessionary conditions in Europe;
•	changes in the interest rate environment and cash flow reassessments may reduce NIM and/or the volumes and values of loans made or held as well as the value of other financial assets held;
•	competitive pressures among depository and other financial institutions may increase significantly;
•	legislative, regulatory or accounting changes, including changes resulting from the adoption and implementation of the Dodd-Frank Act may adversely affect the businesses in which BB&T is engaged;
•	local, state or federal taxing authorities may take tax positions that are adverse to BB&T;
•	a reduction may occur in BB&T’s credit ratings;
•	adverse changes may occur in the securities markets;

•	competitors of BB&T may have greater financial resources and develop products that enable them to compete more successfully than BB&T and may be subject to different regulatory standards than BB&T;
•	natural or other disasters could have an adverse effect on BB&T in that such events could materially disrupt BB&T’s operations or the ability or willingness of BB&T’s customers to access the financial services BB&T offers;
•	costs or difficulties related to the integration of the businesses of BB&T and its merger partners may be greater than expected;
•	expected cost savings or revenue growth associated with completed mergers and acquisitions may not be fully realized or realized within the expected time frames;
•	significant litigation could have a material adverse effect on BB&T;
•	deposit attrition, customer loss and/or revenue loss following completed mergers and acquisitions may be greater than expected;
•	cyber-security risks, including “denial of service,” “hacking” and “identity theft,” could adversely affect our business and financial performance, or our reputation; and
•	failure to implement part or all of the Company’s new ERP system could result in impairment charges that adversely impact BB&T’s financial condition and results of operations and could result in significant additional costs to BB&T.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Actual results may differ materially from those expressed in or implied by any forward-looking statement. Except to the extent required by applicable law or regulation, BB&T undertakes no obligation to revise or update publicly any forward-looking statements for any reason.